                                                                   EXHIBIT 10.20


We have omitted certain portions of this document and filed them separately with the Commission. These portions are marked with an asterisk (*).


                  SOFTWARE LICENSING AND DISTRIBUTION AGREEMENT

         This Software Licensing and Distribution Agreement ("Agreement") is made by and between HealthStream, Inc., a Tennessee corporation having its principal place of business at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 ("HealthStream") and Pointshare having its principal place of business at 1300 114th Ave. SE, Suite 100, Bellevue, WA 98004 ("Distributor").



                                   BACKGROUND

         WHEREAS, Distributor delivers Internet healthcare services targeted at the healthcare community and consumers among others;

         WHEREAS, HealthStream has developed and marketed and continues to develop and market a computer-based education system known as the Training Navigator(TM) ("T.NAV(R)") that delivers and monitors World Wide Web based content;

         WHEREAS, Distributor and HealthStream wish to enter into a cooperative effort to 1) deploy HealthStream branded educational offerings utilizing T.NAV(R) technology and Distributor's distribution channels; 2) market the goods and services incorporated therein; and 3) sell course sponsorships;

         WHEREAS, Distributor wishes to acquire a license and HealthStream has agreed to grant a license to Distributor for the utilization of T.NAV(R) iCommerce with Distributor's Internet healthcare services;

         WHEREAS, Distributor and HealthStream wish to provide appropriate consideration for those efforts that each party has agreed to undertake;

         WHEREAS, Distributor and HealthStream each acknowledge the sufficiency and adequacy of the value, concessions, and recitations set forth herein;

         NOW THEREFORE, Distributor and HealthStream agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

For purposes of this Agreement, the terms below shall have the following meanings:

1.1. "Distributor" means Pointshare and any affiliated entity of Distributor.

1.2. "Course" means healthcare related Internet based curricula designed to be delivered by T.NAV(R).

1.3. "Effective Date" means July 12, 1999, the date on which both parties to this Agreement have executed same.

1.4. "Sponsorship Revenue" means payments by third party organizations to provide courses free to Pointshare users.

1.5. "HealthStream Courses" means interactive courses that are the proprietary property of HealthStream including training and education content, including, but not limited to, OSHA and JCAHO mandated training, continuing medical education, and office training.

1.6. "Internet" means the international network of computers and computer networks accessible by the public at large of which the World Wide Web is a subset.

1.7. "Intranet" means an internal network protected from unauthorized users by a firewall and accessible only by individuals within the organization serving the network.

1.8. "HealthStream" means HealthStream, Inc. and any Subsidiary of HealthStream, Inc.

1.9. "Net Revenue" means gross revenue derived by Distributor or HealthStream from Transactions Fees less discounts, rebates, and/or refunds.


                                              Distributor and HealthStream Media
                                                                     Page 1 of 9


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1.10.    "Subsidiary" means a company in which, on a class-by-class basis, more than fifty percent (50%) of the stock entitled to vote for the election of directors is owned or controlled by another company, but only so long as such ownership or control exists.

1.11. "Third Party Content" means interactive content that is the proprietary property of a third party to this Agreement.

1.12. "T.NAV(R)" is a branded trademark of HealthStream and is a computer based training product that delivers and monitors World Wide Web based Content.

1.13. "T.NAV(R) iCommerce" means HealthStream's proprietary computer based training product that is a derivative product of T.NAV(R) with additional features added by HealthStream in its sole discretion and designated by HealthStream in its sole discretion as "T.NAV(R)v.x.x.c."

1.14. "Transaction Fees" means fees received by HealthStream for healthcare related training courses delivered over the Internet via the T.NAV(R) on Distributor's World Wide Web Site.



                                    ARTICLE 2

                            STRATEGIC RIGHTS GRANTS

2.1      During the term of this Agreement, Distributor shall:

         2.1.1 Include on the home page of Distributor's World Wide Web site a logo of the HealthStream trademark and a hyperlink to the HealthStream section of Distributor's World Wide Web site; and

         2.1.2 Promote the HealthStream service as a part of industry trade shows and exhibitions in which Distributor participates and as a part of Distributor's public advertising strategy. Distributor will provide HealthStream with a specific promotion plan within ninety (90) days of the Effective Date that will include a minimum of one (1) event per quarter.

2.2      During the term of this Agreement, HealthStream shall:

         2.2.1 Include on the partners page of its World Wide Web site a logo of the Distributor trademark and a hyperlink to the Distributor's World Wide Web site; and

         2.2.2 Provide standard Personalization for Distributor, as defined in Exhibit A; and

         2.2.3 Enable Distributor to participate in co-marketing campaigns, at HealthStream's discretion.



                                    ARTICLE 3

                                 LICENSE GRANTS

3.1 Subject to the payment of the consideration set forth in Article 4, HealthStream grants the Distributor non-exclusive worldwide license rights for T.NAV(R) iCommerce to deliver healthcare related training courses over the Internet.

3.2. Any and all rights not expressly granted by either of the parties to the other are reserved by the respective party claiming reservation of that right.



                                    ARTICLE 4

                                PRICE AND PAYMENT

4.1.     During the term of this Agreement, HealthStream shall pay to
         Distributor:


                                              Distributor and HealthStream Media
                                                                     Page 2 of 9
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         4.1.1    * of all Net Revenue derived from
                  Transaction Fees;

         4.1.2.   * of all Net Revenue derived from
                  Sponsorship Revenue sold by Distributor.

         4.1.3.   * of all Net Revenue derived from
                  Sponsorship Revenue sold by HealthStream.

4.2 Distributor and HealthStream agree to deliver monthly sales statements that detail Net Revenue and payment according to the percentages outlined in this Article 4 to each other within forty five (45) days after the end of each calendar month. These monthly reports shall indicate the total number of Transactions and Sponsorships for which either party derives revenue. Each party shall submit monthly reports even if no royalties or other amounts are due for such month. A monthly finance charge based on an annual rate of prime plus 2% will be assessed on all amounts that are paid later than forty five (45) days after the end of the last month.

4.3. In the event that Distributor hosts T.NAV(R) on its own server, Distributor shall be responsible for any costs associated with the licensing of third party applications such as database licenses which are required for the proper functioning of T.NAV(R) Commerce, hosting and Internet access services necessary for distribution including, but not limited to, the hardware infrastructure to meet additional demand. HealthStream, however, shall be responsible for all taxes based upon its personal property ownership and gross or net income.

4.4. Distributor and HealthStream will meet as necessary to review pricing, discounting policy and the rationale behind any discounts granted for Courses and Intranet products and services.



                                    ARTICLE 5

                        INDEMNIFICATION FOR INFRINGEMENT

5.1.     HealthStream represents and warrants that to the best of its knowledge:

         5.1.1. T.NAV(R) iCommerce does not infringe any copyright or patent enforceable under the laws of any country; and

         5.1.2. T.NAV(R) iCommerce does not violate the trade secret rights of any third party; and

5.2. HealthStream agrees to indemnify, hold harmless, and defend Distributor from any and all damages, costs, and expenses, including reasonable attorneys' fees, incurred in connection with a claim which constitutes a breach of the warranties set forth in Section 5.1 and where judgment has been rendered (hereinafter claims under Subsections 5.1.1 and 5.1.2 shall collectively be referred to as "Infringement Judgments"); provided, HealthStream is notified promptly in writing of an Infringement Judgment and has sole control over its defense or settlement, and Distributor provides reasonable assistance in the defense of the same.

5.3. HealthStream shall have no liability for any Infringement Judgment based on Distributor's:

         5.3.1. use or distribution of T.NAV(R) iCommerce after HealthStream's written notice that Distributor should cease use or distribution of T.NAV(R) iCommerce due to an Infringement Judgment, or

         5.3.2. combination of T.NAV(R) iCommerce with a non-HealthStream program or data if such Infringement Judgment would have been avoided by the exclusive use of T.NAV(R) iCommerce.

5.4. For all Infringement Judgments arising under Section 5.3, Distributor agrees to indemnify and defend HealthStream from and against all damages, costs, and expenses, including reasonable attorneys' fees. In the event HealthStream notifies Distributor that it should cease distribution of T.NAV(R) iCommerce due to an Infringement Judgment, Distributor may terminate this Agreement.


                                              Distributor and HealthStream Media
                                                                     Page 3 of 9

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                                    ARTICLE 6

                        INTELLECTUAL PROPERTY PROVISIONS

6.1. Both parties will cause to appear on all marketing or promotional materials concerning the healthcare related training courses, the other party's copyright, trademark, or patent notices.

6.2. The parties agree that ownership for any invention conceived or developed during the course of this Agreement shall vest in accordance with the patent rules governing inventorship.

6.3. To the extent that source code is written by either party title shall vest in the party who has written such code.

6.4. Each party is responsible for protecting, documenting, and maintaining its own intellectual property. Except as expressly set forth herein, this Agreement does not grant either party any proprietary rights of any type in the other party's materials, services or Content.

6.5. Both parties acknowledge that, except as otherwise provided herein, each party owns and retains all right, title and interest in and to its own Content provided to the other party.

6.6. HealthStream acknowledges that Distributor owns and retains all right, title and interest in and to Distributor's World Wide Web site and all Distributor's products, services and derivatives thereof arising from the performance of this Agreement.

6.7. Distributor acknowledges that, except for the license granted to Distributor in Section 3.1 herein, HealthStream owns and retains all right, title and interest in and to T.NAV(R) iCommerce, the T.NAV(R) iCommerce source code, and the T.NAV(R) iCommerce object code.



                                    ARTICLE 7

                  PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE

This Agreement, and any rights or obligations hereunder, shall not be assigned or sublicensed (except as permitted in this Article 7) by either party. Notwithstanding the foregoing, this Agreement may be assigned to a successor in interest to all of a party's assets or substantially all of a party's assets and shall inure to the benefit of and be binding upon successors or purchasers of substantially all of either party's assets.



                                    ARTICLE 8

                                TERM OF AGREEMENT

Provided this Agreement has been properly executed by an officer of Distributor and by an officer of HealthStream, the term of this Agreement ("Term") shall run from the Effective Date until one (1) year after the Effective Date, and thereafter be automatically extended for additional one (1) year periods unless either party provides thirty (30) days written notice to the non-terminating party.



                                    ARTICLE 9

                             DEFAULT AND TERMINATION

9.1. The non-defaulting party may terminate this Agreement in its entirety if any of the following events of default occur:

         9.1.1. if the defaulting party materially fails to perform or comply with this Agreement or any provision hereof;

         9.1.2. if the defaulting party fails to strictly comply with the provisions of Article 12, or makes an assignment in violation of Article 7;

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                                                                     Page 4 of 9

         9.1.3. if a party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors;

         9.1.4. if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by a party; or

         9.1.5. if such a petition is filed by any third party, or an application for a receiver of a party is made by anyone and such petition or application is not resolved favorably or discharged to such party within ninety (90) days.

9.2. Termination due to a breach of Articles 7 or 12 shall be effective upon notice. In all other cases termination shall be effective sixty (60) days after notice of termination to the defaulting party if the defaults have not been cured within such sixty (60) day period. The rights and remedies of the parties provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.



                                   ARTICLE 10

                          OBLIGATIONS UPON TERMINATION

10.1. From and after termination or expiration of this Agreement, Distributor shall not employ T.NAV(R) iCommerce or portion thereof which is owned by HealthStream, as part or portion of any product that Distributor may use, sell, assign, lease, license, or transfer to third parties. Both parties shall cease and desist from all use of the other party's name(s) and associated trademark(s) and, upon request, deliver to the other party or its authorized representatives or destroy all material upon which those name(s) and the associated trademarks appear.

10.2.    Articles 5, 6, 10, 11, 12, 13, 14, Section 15.1, and Article 16 shall survive termination or expiration of this Agreement.



                                   ARTICLE 11

                WARRANTIES, LIMITATION OF LIABILITY AND REMEDIES

HealthStream represents and warrants that T.NAV(R) shall operate and perform according to specifications attached hereto as Exhibit A. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES. ANY AND ALL OTHER IMPLIED WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING THOSE FOR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS, UNLIQUIDATED INVENTORY, ETC.), INCIDENTAL, INDIRECT, ECONOMIC, OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.



                                   ARTICLE 12

                             NONDISCLOSURE AGREEMENT

12.1. HealthStream expressly undertakes to retain in confidence all information and know-how transmitted to HealthStream by Distributor that Distributor has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential, and will make no use of such information and know-how except under the terms and during the existence of this Agreement. HealthStream shall not disclose, disseminate or distribute any such confidential information or know how to any third party without Distributor's prior written consent. HealthStream agrees to use the same degree of care to protect Distributor confidential information as HealthStream takes to protect its own confidential information of like importance. However, HealthStream shall have no obligation to maintain the confidentiality of information that:

                                              Distributor and HealthStream Media
                                                                     Page 5 of 9

         12.1.1. it received rightfully from another party prior to its receipt from Distributor;

         12.1.2. Distributor has disclosed to a third party without any obligation to maintain such information in confidence; or

         12.1.3.  has been or is independently developed by HealthStream.

12.2. Further, HealthStream may disclose confidential information as required by governmental or judicial order, provided HealthStream gives Distributor prompt notice of such order and complies with any confidentiality or protective order (or equivalent) imposed on such disclosure. HealthStream shall treat the terms and conditions of this Agreement as confidential; however, HealthStream may disclose such information in confidence to its immediate legal and financial consultants as required in the ordinary course of HealthStream's business. HealthStream's obligation under this Article 12 shall extend to the earlier of such time as the information protected hereby is in the public domain through no fault of HealthStream or five (5) years following termination or expiration of this Agreement. HealthStream shall not disclose any information on Distributor's unannounced products to HealthStream's employees or any third party.

12.3. Distributor shall have the same obligations in Sections 12.1 and 12.2 above with respect to HealthStream's information and know-how. In addition, Distributor shall treat all T.NAV(R) iCommerce materials (including source code) as confidential information and shall not disclose, disseminate, or distribute such materials to any third party without HealthStream's prior written permission.

12.4. Both parties shall prepare a mutually acceptable press release, if any, to announce this Agreement.



                                   ARTICLE 13

                                     AUDITS

13.1. During the term of this Agreement, the parties hereto agree to keep all usual and proper records and books of account and all usual and proper entries relating to each T.NAV(R) iCommerce licensed consistent with generally accepted accounting principles.

13.2. HealthStream may cause an audit to be made of the applicable Distributor records that pertain to this Agreement for the sole purpose of verifying royalty reports issued by Distributor to HealthStream and prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by an independent certified public accountant of national stature (e.g., Deloitte) selected by HealthStream (other than on a contingent fee basis) and shall be conducted during regular business hours at Distributor's offices and in such a manner as not to interfere with Distributor's normal business activities. Any such audit shall occur no more than once per calendar year and within six (6) months of the end of the calendar year. HealthStream shall pay for any such audit unless Material discrepancies are disclosed. "Material" shall mean the lesser of Five Thousand Dollars (US$5,000.00) or five percent (5%) of the amount that should have been reported. If Material discrepancies are disclosed, Distributor agrees to pay HealthStream the costs associated with the audit not to exceed Five Thousand Dollars (US$5,000.00). The auditor shall only disclose the correct data and amounts as called for on the royalty reports.

13.3. Distributor may cause an audit to be made of the applicable HealthStream records and facilities for the sole purpose of verifying any reports issued by HealthStream to Distributor, and prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by an independent certified public accountant of national stature (e.g., Deloitte) selected by Distributor (other than on a contingent fee basis) and shall be conducted during regular business hours at HealthStream's offices and in such a manner as not

                                              Distributor and HealthStream Media
                                                                     Page 6 of 9
         to interfere with HealthStream's normal business activities. Any such audit shall be paid for by Distributor unless Material discrepancies are disclosed. 'Material" shall mean the lesser of Five Thousand Dollars (US$5,000.00) or five percent (5%) of the amount that should have been reported. If Material discrepancies are disclosed, HealthStream agrees to pay Distributor for the costs associated with the audit not to exceed Five Thousand Dollars (US$5,000.00). In no event shall audits be made more frequently than annually unless the immediately preceding audit disclosed a Material discrepancy. The auditor shall only disclose the correct data and amounts as called for on the royalty reports.

13.4. Any statement shall affect neither the right to examine and audit nor the right to receive an adjustment to the contrary, appearing on checks or otherwise, unless expressly agreed to in writing by the party having such right.

13.5. In the event that either party makes any claim with respect to an audit, upon the audited party's written request the party who has requested such audit will make available to the audited party the records and reports pertaining to such audit prepared by the independent auditor who performed such audit.



                                   ARTICLE 14

                              NOTICES AND REQUESTS

All notices, authorizations, and requests in connection with this Agreement shall be deemed given on the day they are deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, or sent by air express courier, charges prepaid; and addressed as follows:





DISTRIBUTOR:               Pointshare
                           Attn: Timothy J. Kilgallon
                           President & CEO
                           1300 114th Ave. SE
                           Suite 450
                           Bellevue, WA 98004

HEALTHSTREAM:              HealthStream, Inc.
                           Attn:    Robert H. Laird, Jr.
                           General Counsel
                           209 10th Avenue South
                           Suite 450
                           Nashville, Tennessee 37203


or to such other address as the party to receive the notice or request so designates by written notice to the other.



                                   ARTICLE 15

                                 CONTROLLING LAW

15.1. This Agreement shall be construed and controlled by the laws of the State of Tennessee.

15.2. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise as defined in 16 CFR Section 436.2(a). The price and payment described in Article 4 of this Agreement shall

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                                                                     Page 7 of 9

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         be construed as a royalty fee for the rights granted in Article 3 of this Agreement, and not as a franchise fee.



                                   ARTICLE 16

                                 ATTORNEYS' FEES

If either HealthStream or Distributor employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party in any proceeding shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.





                                   ARTICLE 17

                                     GENERAL

17.1. This Agreement does not constitute an offer by HealthStream and it shall not be effective until signed by both parties. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and replaces and supplants all prior and contemporaneous communications. It shall not be modified except by a written agreement signed on behalf of Distributor and HealthStream by their respective duly authorized representatives. Unless agreed to in a separate writing signed by both parties, any statement appearing as a restrictive endorsement on a check or other document which purports to modify a right, obligation or liability of either party shall be of no force and effect.

17.2. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. If this Agreement as it relates to any product(s) licensed hereunder shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable or if this Agreement is terminated as to particular product(s), this Agreement shall remain in full force and effect as to the remaining product(s).


17.3. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

17.4. The Article headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in Section 1.5 above. All signed copies of this Agreement shall be deemed originals.



         Pointshare                         HealthStream, Inc.

         By: /s/ Tim Kilgallon              By: /s/ Robert A. Frist, Jr.
            ----------------------------       ---------------------------------
         Name: Tim Kilgallon
               -------------------------    Title: Chief Executive
         Title: President & CEO                   ------------------------------
               -------------------------




                                              Distributor and HealthStream Media
                                                                     Page 8 of 9
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                                    EXHIBIT A

                             PERSONALIZATION ITEMS


HealthStream's online education Web site and T.NAV iCommerce systems can be personalized to reflect Distributor's brand image. The following items are standard elements of that Personalization:

1.       Left navigation bar light color
2.       Left navigation bar dark color
3.       The color that is the background of the main logo in the upper left
4.       The color for the ad banner section
5.       The light color for the catalog listing
6.       The dark color for the catalog listing
7.       The light color for the Your Menu listing
8.       The dark for the Your Menu listing
9.       The logo to display in the upper left
10.      The name to display in the site (i.e. "Healthstream@ahn.com")
11.      The phone number of technical support
12.      The email for tech support
13.      The address for tech support
14.      The first custom link to display
15.      The second custom link to display
16.      The third custom link to display
17.      The fourth custom link to display
18.      The fifth custom link to display
19.      The people support link to display
20.      Code to pre-populate the discount field
21.      Text to display on page for custom link 1
22.      Text to display for custom link 2
23.      Text to display for custom link 3
24.      Text to display for custom link 4
25.      Text to display for custom link 5
26.      Text to display for the people support link
27.      Default background color
28.      The path and file to call when doing an auto-logoff
29.      The background color for the title bar



                                              Distributor and HealthStream Media
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